As filed with the Securities and Exchange Commission on November 12, 2014

Registration No. 333-158776

333-145279

333-132246

333-113016

333-111797

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT

TO

FORM S-3

REGISTRATION STATEMENTS

Under

THE SECURITIES ACT OF 1933

XRS CORPORATION

(Exact name of Registrant as specified in its charter)

Minnesota	41-1641815
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

965 Prairie Center Drive

Eden Prairie, Minnesota, 55344

(952) 707-5600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jordan Copland

Chief Financial Officer

XRS Corporation

965 Prairie Center Drive

Eden Prairie, Minnesota, 55344

(952) 707-5600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:

Joshua L. Colburn

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Telephone: (612) 766-7000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following registration statements of XRS Corporation (the “Company”), each originally filed on Form S-3 and as amended from time-to-time (collectively, the “Registration Statements”):

File No.	Date Originally Filed with the SEC	Shares of Common Stock
333-158776	April 24, 2009	1,762,616
333-145279	August 9, 2007	2,036,554
333-132246	March 7, 2006	1,644,036
333-113016	February 23, 2004	425,000
333-111797	January 9, 2004	2,864,851

On August 29, 2014, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Amundsen Holdings, LLC (together with is successors and assigns, “Parent”) and Amundsen Merger Sub Corp. (together with is successors and assigns, “Merger Sub”), a wholly owned subsidiary of Parent. Pursuant to the Merger Agreement, on October 31, 2014, Merger Sub merged with and into the Company, and the Company continued as the surviving corporation and as a wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. Accordingly, the Company is filing this Post-Effective Amendment to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statements, and in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of this Post-Effective Amendment, any of the securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration all such securities, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this Post-Effective Amendment to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, in the State of Texas, on November 11, 2014.

XRS CORPORATION

By:	/s/ Jordan Copland
Name:	Jordan Copland
Title:	Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.